EXHIBIT 99.1

TIME WARNER CABLE DELIVERS ITS BEST FULL-YEAR
RESIDENTIAL SUBSCRIBER GROWTH EVER

For Immediate Release:

NEW YORK, January 4, 2016 – Time Warner Cable Inc. (NYSE: TWC) today announced that its full-year residential subscriber growth in 2015 was its best ever, highlighted by:

•	Customer relationship net additions of 618,000
•	Video net additions of 32,000
•	High-speed data net additions of 1 million
•	Voice net additions of 1.036 million

"TWC's stellar 2015 residential subscriber growth is a testament to the efforts of our entire team," said Rob Marcus, Chairman and CEO of Time Warner Cable. "We're especially pleased that we were able to add residential video customers for the first time in nine years – a real milestone for our company and the industry."

"Ordinarily we wouldn't announce subscriber results until our earnings release, but given our results, I couldn't wait to thank the team for its outstanding performance," Marcus added.

About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 16 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Contacts:

Corporate Communications	Investor Relations
Susan Leepson	(212) 364-8281	Tom Robey	(212) 364-8218
Eric Mangan	(212) 364-8297